EXHIBIT 99.1

Broadridge

November 17, 2016
10:00 AM EST

Les Brun:
Good morning, and welcome to Broadridge's 2016 Annual Meeting. My name is Les Brun, and I have the privilege of chairing the Board for Broadridge. This is Broadridge's eighth completely virtual meeting of shareholders. Validated shareholders can submit questions in real time and vote in real time. This format has increased shareholder access, participation and voting.

I'd like to introduce the slate of director nominees here. Starting with my far right, Mr. Rich Haviland, Mr. Stuart Levine, Ms. Maura Markus, Mr. Bob Duelks, Mr. Brett Keller, Mr. Alan Weber, and Mr. Tom Perna. I'd also like to introduce our representatives from Deloitte & Touche, Mike Angelaras and Lynda Hullstrung. As well, our General Counsel, Adam Amsterdam is here, and our outside counsel, Jon Mark of Cahill Gordon.

I'd now like to turn the meeting over to Maria Allen, our Corporate Secretary, to conduct the business aspects of the meeting and to close the polls. Maria?

Maria Allen:
Thank you, Les. Proof of notice of this meeting will be filed with the minutes. The tabulator has provided me with a report indicating that over 90% of our outstanding shares are present by proxy at this meeting. Accordingly, I certify that a quorum exists.

The Company has appointed Tom Tighe as the Inspector of Election. All Broadridge stockholders entitled to vote at this meeting have the ability to do so online, as well as the ability to submit questions in real time, online, or over the phone by dialing 1-877-328-2502 and providing the control number that was included with the notice of this meeting.

If you're a stockholder entitled to vote and have not yet voted, or you want to change a previously cast vote, please do so now via the website.

The proposals being considered today are explained in detail in the proxy statement that was distributed to all stockholders entitled to vote. I'll be closing the polls after I review the proposals.

Proposal number one: the Board is proposing nine nominees for election as directors.

Proposal number two: the Board is seeking advisory approval of the compensation of the corporate officers named in our proxy statement.

Proposal number three: the Board is proposing the ratification of the appointment of Deloitte & Touche to serve as Broadridge's independent auditors for the fiscal year ending June 30th, 2017.

The Board recommends that stockholders vote for each of the proposals. The polls are now closed, and the business of the meeting is concluded. Now, I turn the meeting over to our President and CEO, Rich Daly.

Rich Daly:
Thanks, Maria. Good morning. I'm Rich Daly. As Les said, welcome to Broadridge's eighth virtual-only annual meeting. This virtual annual meeting is powered by Broadridge technology. Over the last year, we've done 170 virtual annual meetings.

As part of this virtual annual meeting format, I will share with you a few highlights regarding Broadridge's fiscal year 2016 financial performance; culture; and finally, our results from the first quarter of fiscal year 2017.

First, some financial highlights from fiscal year 2016. Let me open by saying that I am pleased with Broadridge's fiscal year 2016 results. Total revenues grew 8% to $2.9 billion, led by strong 9% growth in recurring revenues. We achieved 11% growth in adjusted EPS to $2.73 per share, and we generated record closed sales of $151 million, ending 2016 on a strong note.

Broadridge is on track to achieve the three-year financial objectives we laid out in early fiscal year 2015. In August 2016, the Board approved a 10% increase in our annual dividend to $1.32 per share. Broadridge has increased its dividend every year since 2007, and we remain committed to a strong dividend.

Broadridge continued to deliver a strong total shareholder return of 33% during fiscal year 2016, and 157% over the three years ending June 30th, 2016. Delivering top-quartile total shareholder returns to our investors is a key focus of our management team. In order to achieve this goal, we must continue to execute on delivering value for our clients, broadening our product set, and at the same time make the technology investments necessary to sustain and grow our market position.

I am proud of our success on all three fronts. The key to that success is our commitment to the service profit chain, driven by the hard work and dedication of our associates. At Broadridge, we now have over 10,000 highly-engaged associates in 16 countries around the world. Their efforts on behalf of our clients underpin our 98% revenue retention rate.

I'm proud to say that Broadridge was named among the best companies to work for in New York State. We also received a perfect score of 100 on the Human Rights Campaign's Corporate Equality Index, identifying Broadridge as a best place to work for LGBT equality. Receiving these awards underscores the importance we place on developing and nurturing our human capital.

Before I close, I would like to give a brief summary of our first-quarter 2017 results. Total revenues grew 51% to $895 million in the first quarter. The acquisition of the North American Customer Communications business from DST Systems was the largest contributor to our growth. Strong top line growth resulted in 19% growth in adjusted operating income, and 9% growth in adjusted EPS to $0.36 per share; and closed sales rose 26% to $22 million.

In summary, we're off to a good start to fiscal 2017. Broadridge is delivering solid top and bottom line results, and executing on key strategic priorities. Our strategy of creating multiple paths to success continues to enable us to pursue exciting opportunities driven by our unique market position.

With that overview complete, I will now open the Q&A period of our meeting. You can ask a question during the meeting by clicking Ask a Question or by calling 1-877-328-2502. I will repeat that number: 1-877-328-2502. If time doesn't allow or if follow-up is required, we will respond to your questions within 24 hours online.

We'll take the questions in the following order. First, we'll answer questions submitted online before the meeting through the stockholder forum. At this point there are none. Then we will answer questions submitted live from the Internet during the meeting. Finally, we will answer questions from the phone. After Q&A, Maria Allen, our Corporate Secretary, will report the meeting results. Let's begin the Q&A.

At this time, there are no questions from the forum, from online, or from the phone. I'll pause a few more seconds. Well, thank you, then. I'm going to now turn the meeting back over to Maria for the meeting results.

Maria Allen:
Thank you, Rich. The Inspector of Election has presented me with a report covering votes received for and against each of the proposals. I'm pleased to report that each of the proposals has passed. The complete voting results will be contained in a Form 8-K that will be filed with the SEC within four business days following this meeting. The 8-K will be available on Broadridge's website promptly after it has been filed. Les, I turn the meeting back over to you.

Les Brun:	Thank you, Maria. Thanks, everyone, for your participation this morning. There being no further business, the meeting is adjourned.